    As filed with the Securities and Exchange Commission on August 31, 2001
                                           Registration Statement No. 333-______
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             ---------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           KOS PHARMACEUTICALS, INC.
     (Exact name of registrant as specified in its governing instruments)

                 Florida                             65-0670898
     (State or other jurisdiction of    (I.R.S. Employer Identification No.)
     incorporation or organization)

                             ---------------------

                      1001 Brickell Bay Drive, 25/th/ Floor
                             Miami, Florida 33131
                                (305) 577-3464
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Daniel M. Bell                          Copies of communications to:
                      Chief Executive Officer                         Steven Sonberg, Esq.
                     Kos Pharmaceuticals, Inc.                        Holland & Knight LLP
              1001 Brickell Bay Drive, 25/th/ Floor             701 Brickell Avenue, Suite 3000
                       Miami, Florida 33131                           Miami, Florida 33131
                          (305) 577-3464                                 (305) 374-8500
     (Name, address, including zip code, and telephone number,
            including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                             CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
                                                             Proposed Maximum         Proposed Maximum         Amount of
      Title of Each Class of            Amount to be          Offering Price         Aggregate Offering       Registration
   Securities to be Registered           Registered            Per Unit (1)               Price(1)               Fee(2)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01  (2)                              $                      $                        $
------------------------------------------------------------------------------------------------------------------------------
Preferred Stock (3)
------------------------------------------------------------------------------------------------------------------------------
Warrants (4)
------------------------------------------------------------------------------------------------------------------------------
Total                                    $200,000,000                 100%                        (5)          $50,000
------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(2) Subject to note (5) below, there are being registered hereunder an indeterminate number of shares of common stock as may be sold, from time to time, by us, including, without limitation, sales upon exercise of warrants. There are also being registered hereunder an indeterminate number of shares of common stock as shall be issuable upon conversion, redemption or exchange of preferred stock registered hereby.
(3) Subject to note (5) below, there are registered hereunder an indeterminate number of shares of preferred stock as may be sold, from time to time, by us, including sales upon exercise of warrants.
(4) Subject to note (5) below, there are being registered hereunder an indeterminate amount and number of warrants, representing rights to purchase preferred stock and common stock.
(5) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $200,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                (Subject to Completion, dated August 31, 2001)

PROSPECTUS


                                 $200,000,000

                                    [LOGO]

                           KOS PHARMACEUTICALS, INC.

                        Common Stock, Preferred Stock,
              Common Stock Warrants, and Preferred Stock Warrants
                                _______________

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission using a "shelf" registration process. This means we may directly or through agents, dealers or underwriters designated from time to time sell from time to time up to $200,000,000 (or, if applicable, the equivalent thereof in other currencies) in the aggregate, subject to the limitations set forth below, of

     .  shares of our common stock,

     .  shares of our preferred stock, in one or more series,

     . options, warrants and other rights to purchase shares of our common stock or shares of our preferred stock

     We will circulate a prospectus supplement each time we plan to issue our common stock, preferred stock or options, warrants and other rights to purchase shares of our common stock or shares of our preferred stock.

     The prospectus supplement will inform you about the specific terms of that offering and also may add, update or change information contained in this prospectus.

     You should read this prospectus and any prospectus supplement carefully before you invest.

     Our common stock is listed on the Nasdaq National Market under the symbol "KOSP." On August 30, 2001, the last reported sale price for our common stock on the Nasdaq National Market was $35.00 per share.

     Our offices are located at 1001 Brickell Bay Drive, 25th Floor, Miami, Florida 33131, and our telephone number is (305) 577-3464.

     INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is             , 2001

                               TABLE OF CONTENTS

                                                                     Page
                                                                     ----
THE COMPANY..........................................................   3
RISK FACTORS.........................................................   5
RATIO OF EARNINGS TO FIXED CHARGES...................................  14
DESCRIPTION OF SECURITIES............................................  14
USE OF PROCEEDS......................................................  18
PLAN OF DISTRIBUTION.................................................  18
LEGAL MATTERS........................................................  19
EXPERTS..............................................................  19
WHERE YOU CAN FIND MORE INFORMATION..................................  19
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................  20

     YOU SHOULD RELY ONLY ON INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

     As used in this Prospectus, unless the context requires otherwise, "we", "us", "our", "Kos" or the "Company" means Kos Pharmaceuticals, Inc. and its
consolidated subsidiaries.   Italicized terms in this Prospectus indicate
trademarks or other protected intellectual property that we own or license. Niaspan(R) and Advicor(TM) are trademarks of Kos Pharmaceuticals, Inc. Mavik(R) and Tarka(R) are trademarks of Abbott Laboratories.

                                  THE COMPANY

     Kos Pharmaceuticals, Inc. is a fully-integrated specialty pharmaceutical company engaged in the development of proprietary prescription products for the treatment of chronic cardiovascular and respiratory diseases. We manufacture our lead product, Niaspan, and market it directly through our own specialty sales force. Additionally, we market two complementary anti-hypertensive products, Mavik and Tarka, through a co-promotion alliance with Abbott Laboratories. Our cardiovascular products under development consist of controlled-release, once-a-day, oral dosage formulations. Our respiratory products under development consist of aerosolized inhalation formulations to be used primarily with our proprietary inhalation devices.

     We believe that substantial market opportunities exist for developing drugs that are reformulations of existing approved prescription pharmaceutical products, but which offer certain safety advantages (such as reduced harmful side effects) or patient compliance advantages (such as once-a-day rather than multiple daily dosing regimens) over such currently existing formulations of such products. We believe that developing proprietary products based on currently approved drugs, rather than new chemical entities, may reduce regulatory and development risks and, in addition, may facilitate the marketing of such products because physicians are generally familiar with the safety and efficacy of such products. All of our products currently under development require new drug application, or NDA, filings with the U.S. Food and Drug Administration, or the FDA. Although such NDA filings are more expensive and time consuming, developing products that require NDA approval offers several advantages compared with generic products, including the potential for higher gross margins, limited competition resulting from significant clinical and formulation development challenges, and a three-year statutory barrier to generic competition.

     The principal elements of our business strategy are as follows: (i) select products with unrealized commercial potential where safety or patient compliance may be improved; (ii) focus on the large, rapidly growing cardiovascular and respiratory markets, which include many chronic diseases requiring long-term therapy; (iii) develop proprietary formulations of currently approved pharmaceutical compounds; (iv) manage internally the clinical development of our products; (v) manufacture our products internally; (vi) market our products directly through our specialty sales force; and (vii) leverage our core competencies through corporate and academic alliances.

     On July 28, 1997, we received clearance from the FDA to market Niaspan for the treatment of mixed lipid disorders. Niaspan is the only once-a-day and the first extended-release formulation of any type of niacin product ever approved by the FDA for the treatment of mixed lipid disorders. Niaspan is indicated for the following: (i) reduce elevated total cholesterol, low-density lipoprotein, or LDL, cholesterol, and apolipoprotein B, and increase low high-density lipoprotein, or HDL, cholesterol; (ii) reduce very high serum triglycerides;
(iii) reduce elevated total and LDL cholesterol when used in combination with a bile-binding resin; (iv) reduce recurrent nonfatal myocardial infarction; and
(v) promote the regression or slow the progression of atherosclerosis when combined with bile-binding resins. Additionally, Niaspan's prescribing information references Niaspan's ability to significantly reduce lipoprotein
(a), known as "Lp(a)", which is an independent risk factor for coronary heart disease.

     In addition to Niaspan, we currently market two anti-hypertensive drugs, Mavik and Tarka, through a co-promotion arrangement with Abbott Laboratories. The products complement Niaspan because of the high degree of physician overlap that exists for prescribers of cholesterol and anti-hypertensive medications.
In this manner, we are able to leverage our sales force to generate incremental revenue from two additional products without compromising the growth of Niaspan.

     We are also currently developing several other products in solid-dose and aerosolized inhalation dosage forms. Our next product is Advicor, a dual component, solid-dose formulation of Niaspan and a currently marketed statin, that will be used to treat mixed lipid disorders. We believe that a once-a-night tablet with the combined complementary properties of our Niaspan product and a statin represents an effective modality for treating patients with mixed lipid disorders. We submitted an NDA to the FDA for the Advicor product on September 21, 2000, and we received an "approvable" letter for the NDA on July 20, 2001.

     Leveraging our unique expertise in the area of pressurized metered-dose inhalation, or MDI, devices, we have completed formulation development of two inhaled steroids to be used with our proprietary inhalation devices for the treatment of asthma. We intend to complete the development of one or both products, which require an NDA, through strategic alliances with development partners. We also began a protein/peptide formulation development program during 1999. The program consists of formulating several unnamed proteins and delivering such compounds within our proprietary, innovative MDI's. During the second half of 2001, we expect to generate initial proof-of-principle human clinical results demonstrating the performance and effectiveness of delivering such proteins via the lung through our MDI's. Another of our proprietary MDI devices, a breath-actuated inhaler, is being developed principally to address the difficulties often faced by children and the elderly in taking inhaled medication. We are also developing a proprietary inhalation dose counter designed to indicate when sufficient doses no longer remain in the aerosol canister, thereby alerting the patient to obtain a refill prescription. At present, we intend to use the inhalation dose counter on all of our proprietary inhalation devices.

Recent Developments

     On May 3, 2000, we entered into a co-promotion agreement with DuPont Pharmaceuticals Company, or DuPont, to co-promote Advicor. Under the terms of the agreement, we received from DuPont a $20 million equity investment at closing and we are to receive a $17.5 million milestone payment upon receiving final marketing clearance for Advicor. DuPont is also sharing half of the cost of medical education, clinical studies, and promotion programs, and it is to match our own field force "detailing" efforts with physicians. On June 7, 2001, DuPont's parent company, E. I. du Pont Nemours, announced that it had entered into an agreement to sell DuPont to Bristol-Myers Squibb Company, or BMS. In connection with this pending sale, we have the right to terminate our co-promotion agreement with DuPont and seek another co-promotion partner. There can be no assurance that BMS will elect to assume the obligations of DuPont or that we will be able to secure another partner, on financial terms that are acceptable to us, before the presently planned introduction of Advicor in early 2002.

     On July 20, 2001, we received an "approvable" letter from the FDA for the NDA for Advicor. Final marketing clearance for Advicor is expected following the expiration of the exclusivity period for the statin component of the drug on December 15, 2001. Although we believe that physicians will continue to prescribe Niaspan for their patients, both as stand-alone therapy and as adjunctive therapy with a statin, to achieve the benefits from modulating multiple lipid risk components, there can be no assurance that prescription levels for Niaspan will not be adversely affected following the commercialization of our Advicor product as a result of a significant number of physicians prescribing Advicor for their patients who are currently on Niaspan therapy.

General Information About Us

     As of August 31, 2001, we had 508 full-time employees. Our predecessor, Kos Holdings, Inc., or Holdings, which was previously named Kos Pharmaceuticals, Inc., was incorporated in Florida on July 1, 1988. Our wholly owned subsidiaries include, Aeropharm Technology, Inc. and IEP Pharmaceutical Devices, Inc. Our principal executive offices are located at 1001 Brickell Bay Drive, 25th Floor, Miami, Florida 33131, and our telephone number is (305) 577-3464.

                                 RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING KOS AND ITS BUSINESS BEFORE PURCHASING THE SHARES OFFERED IN THIS PROSPECTUS.

Our near-term success depends on our ability to increase sales of our Niaspan product.

     Our success currently depends primarily upon our ability to successfully market and sell increasing quantities of the Niaspan product. Our ability to successfully sell increasing quantities of the Niaspan product will depend significantly on the increasing acceptance of the Niaspan product by physicians and their patients despite the introduction of Advicor. There can be no assurance that prescription levels for Niaspan will not be adversely affected following the commercialization of our Advicor product, which is a dual component formulation of Niaspan and a statin, and that a significant number of physicians will not prescribe Advicor for their patients who are currently taking Niaspan. We believe that intolerable flushing and potential liver toxicity associated with other currently available formulations of niacin are the principal reasons why physicians generally have been reluctant to prescribe or recommend such formulations. Flushing episodes are often characterized by facial redness, tingling or rash. Although most patients taking the Niaspan product will sometimes flush, the formulation and dosing regimen for Niaspan have been designed to maximize patient acceptance and minimize the occurrence of flushing. There can be no assurance, however, that patients using the Niaspan product will not suffer episodes of flushing that they consider intolerable.
The failure of physicians to prescribe the Niaspan product or the failure of patients to continue taking Niaspan due to intolerable flushing or to other side effects would have a material adverse effect on us. Unanticipated side effects or unfavorable publicity concerning the Niaspan product or any other product incorporating technology similar to that used in the Niaspan product also could have an adverse effect on our ability to obtain regulatory approvals or to achieve acceptance by prescribing physicians, managed care providers, or patients, any of which would have a material adverse effect on us.

Our near-term success also depends on our ability to obtain FDA approval of our Advicor product and our ability to successfully commercialize the product.

     We have submitted an NDA to the FDA for the Advicor product. On July 20, 2001, the FDA issued to us an "approvable" letter indicating that it would grant us marketing clearance for the Advicor product on December 15, 2001, following the expiration of the exclusivity period of the statin component of the drug. Our failure to obtain FDA approval to market the Advicor product on or soon after December 15, 2001, would have a material adverse effect on us, including delaying or terminating our right to receive milestone payments under the co-promotion agreement for the Advicor product. There can be no assurance that we will obtain regulatory approval for the commercialization of the Advicor product on a timely basis, or at all. Our success depends upon our ability to successfully market and sell increasing quantities of the Advicor product following its approval by the FDA. Our ability to successfully sell increasing quantities of the Advicor product will depend significantly on the increasing acceptance of the Advicor product by physicians and their patients, and on our ability to maintain a co-promotion agreement for Advicor and the efforts of our co-promotion partner, if any. Most patients taking the Advicor product will sometimes flush, as they do with the Niaspan product at comparable doses. There can be no assurance that patients using the Advicor product will not suffer episodes of flushing that they consider intolerable. The failure of physicians to prescribe the Advicor product or the failure of patients to continue taking Advicor due to intolerable flushing or to other side effects would have a material adverse effect on us. Unanticipated side effects or unfavorable publicity concerning the Advicor product or any other product incorporating technology similar to that used in the Advicor product also could have an adverse effect on our ability to obtain regulatory approvals or to achieve acceptance by prescribing physicians, managed care providers, or patients, any of which would have a material adverse effect on us. In addition, our ability to successfully sell increasing quantities of the Advicor product may be adversely affected by the release of a new, highly powerful statin product that is scheduled to be launched soon after Advicor by one of our competitors with substantially greater resources than Kos, as well by the potential release of several other new combination statin drugs during succeeding years. Further, simultaneous with the final approval of the Advicor product, there will be at least five new versions of generic lovastatin, one of the components of Advicor, being launched into the cholesterol market, which could adversely affect demand for

Advicor. Consequently, there can be no assurance that we will be successful in our effort to sell increasing quantities of the Advicor product following its approval by the FDA.

Our success depends on our ability to maintain a relationship with a suitable co-promotion partner for our Advicor product.

     The anti-cholesterol market is highly competitive and dominated by manufacturers of the statin class of drugs. Such manufacturers have considerably more resources than we do to exploit the growing market opportunity for cholesterol disorders. Although there exists certain segments of this physician universe that can be detailed effectively with our specialty sales force, a significant number of primary care physicians, who prescribe a sizable number of cholesterol medications, are not regularly detailed by our specialty sales force. Additionally, significant advertising and promotional expenditures are dedicated to such prescribing physicians with the purpose of raising awareness of the features and benefits of competitors' products. In connection with our effort to commercialize the Advicor product, we are subject to the terms and conditions of a co-promotion agreement with DuPont pursuant to which DuPont agreed to collaborate with us for the promotion of Advicor. On June 7, 2001, DuPont's parent company, E. I. du Pont Nemours, announced that it had entered into an agreement to sell DuPont to Bristol-Myers Squibb Company. In connection with this pending sale, we have the right to terminate our co-promotion agreement with DuPont and seek another co-promotion partner. Although DuPont is obligated to continue to support the co-promotion efforts, there can be no assurance that it will fulfill its obligations; that BMS will elect to assume those obligations when its planned acquisition is completed; or that we will allow BMS to assume those obligations. Although we have the right to terminate the co-promotion agreement and to seek another co-promotion partner, there can be no assurance that we will be able to secure such a partner before the presently planned introduction of Advicor in early 2002 or that we will be able to secure a co-promotion partnership on financial terms that are acceptable to us. Our failure to maintain the Advicor co-promotion agreement with DuPont or to enter into an alternative co-promotion arrangement with a third party could result in a loss to us of the cash payments and cost sharing that would otherwise be payable to us under the DuPont co-promotion agreement and could have a material adverse effect on our financial condition and our ability to successfully commercialize Advicor.

We have a history of operating losses and an uncertainty as to future profitability.

     To date, we have dedicated most of our financial resources to the development and commercialization of the Niaspan product, the development of other products, and general and administrative expenses. We expect to incur significant operating losses for at least the next twelve months, due primarily to continued manufacturing and marketing, sales and administrative expenses associated with the commercial launch of our Advicor product, the continued marketing of Niaspan, and for investments in our research and development programs. No assurance can be given that additional significant losses will not continue thereafter. Our ability to achieve and maintain profitability will depend, among other things, on the commercial success of the Niaspan and Advicor products; our ability to successfully exploit our manufacturing and sales and marketing capabilities; our ability to complete the development of, and obtain regulatory approvals for, and achieve market acceptance for our products under development; and on our ability to maintain sufficient funds to finance our activities. As of June 30, 2001, our accumulated deficit was $294.5 million. In connection with the transfer of operations from Holdings to us on June 30, 1996, net operating loss carryforwards amounting to approximately $51.0 million and related tax benefits remained with Holdings and were not transferred to us. Consequently, we may utilize net operating loss carryforwards sustained subsequent to June 30, 1996, amounting to approximately $240.0 million as of June 30, 2001, to offset future taxable net income, if any. There can be no assurance, however, that we will be able to achieve profitability to utilize such carryforwards or that profitability, if any, can be sustained.

We may need to raise additional capital.

     In order to finance our operations, as of August 30, 2001, we have borrowed a total of $93 million from our controlling shareholder, and we can borrow up to an additional $37 million from such shareholder under agreements currently in place. Our repayment of the funds borrowed from our controlling shareholder are secured by the pledge of all of our assets to such shareholder. As a result, if we are unable to repay the loans as they become due, we could be forced to liquidate our assets or transfer all of such assets to our controlling shareholder. We have experienced negative cash flows from operations since our inception. We have spent and will continue to be required to spend substantial funds to continue research and development activities, including clinical trials of our products under development, and to commercialize the Niaspan and Advicor products and our other products under development if regulatory approvals are obtained for such products under development. We believe that we have sufficient resources, including funds available to us under loans from our controlling shareholder, to fund our operations through at least the next twelve months. Even with the proceeds from this offering, however, we may need or elect to raise additional capital prior to such date. Our capital requirements will depend on many factors, primarily relating to the near-term commercial success of Niaspan and Advicor; the extent of funding available from our co-promotion partner for Advicor, if any; our ability to obtain final regulatory approval for the Advicor product; our ability to meet the conditions necessary to obtain funding under our lines of credit; the problems, delays, expenses and complications frequently encountered by companies at this stage of development; the progress of our research, development, and clinical trial programs; the costs and timing of seeking regulatory approvals of our products under development; our ability to obtain such regulatory approvals; costs in filing, prosecuting, defending, and enforcing patent claims and other intellectual property rights; the extent and terms of any collaborative research, manufacturing, marketing, or other arrangements; and changes in economic, regulatory, or competitive conditions or our planned business. Estimates about the adequacy of funding for our activities are based on certain assumptions, including assumptions regarding the marketing and sales success of the Niaspan and Advicor products, the ability to maintain a partner for Advicor on suitable terms, the regulatory and commercial success of the Advicor product, and that testing and regulatory procedures relating to our other products under development can be conducted at projected costs and within projected time frames. There can be no assurances that any of these assumptions will prove to be accurate.

     To satisfy our capital requirements, we may seek to raise funds in the public or private capital markets. Our ability to raise additional funds in the public markets may be adversely affected if our sales of the Niaspan product, and following its launch, the Advicor product, do not increase rapidly, if we are not able to obtain final regulatory approval for the Advicor product, if the results of our clinical trials for our products under development are not favorable, or if regulatory approval for any of our products under development is not obtained. We may seek additional funding through corporate collaborations and other financing vehicles. There can be no assurance that any such funding will be available to us, or if available, that it will be available on acceptable terms. If adequate funds are not available, we may be required to curtail significantly one or more of our research or development programs or we may be required to obtain funds through arrangements with future collaborative partners or others that may require us to relinquish rights to the Niaspan or Advicor products or to some or all of our technologies or products under development or take significant cost-reducing actions or both. If we are successful in obtaining additional financing, the terms of the financing may have the effect of diluting or adversely affecting the holdings or the rights of the holders of our securities.

We may not be able to maintain our co-promotion rights with respect to the Mavik and Tarka products.

     On March 2, 2001, Abbott Laboratories, or Abbott, acquired Knoll Pharmaceutical Company, or Knoll. As a result, Abbott became the successor to Knoll under the Co-Promotion Collaboration agreement we entered into with Knoll on July 22, 1999, and pursuant to which we market the Mavik and Tarka products. Under the terms of the Co-Promotion Collaboration agreement, Abbott acquired the right to terminate the agreement upon the consummation of its acquisition of Knoll. Abbott has not indicated that it intends to terminate the co-promotion arrangement; however, in the event that the co-promotion arrangement with Abbott is terminated, we would no longer market the Mavik and Tarka products. Although we do not believe that we would incur material financial penalties associated with terminating the co-promotion agreement with Abbott, the loss of the co-promotion revenue may adversely affect us. There also can be no assurance that we would be able to replace such products by in-licensing additional products for our field sales force to market.

Our current marketing resources are limited.

     Although we market the Niaspan product and the Mavik and Tarka products and we intend to market the Advicor product and our products under development through our own specialty sales force, our current marketing resources are limited. Substantial resources will continue to be required for us to promote the sale of the Niaspan, Advicor, Mavik and Tarka products, and our products under development. There can be no assurance that we will be able to devote resources to the Niaspan, Advicor, Mavik and Tarka products, or to our products under development sufficient to achieve increasing market acceptance of such products. Consequently, we may be required to reduce our level of promotion or cease the promotions of Mavik and Tarka with Abbott. Additionally, there can be no assurance that we will be able to complete a co-promotion partnership arrangement for Advicor with a suitable partner at acceptable terms to us to provide adequate sales and marketing resources to successfully introduce and maintain rapidly increasing sales of Advicor. Our failure to expend the resources to adequately promote the Niaspan, Advicor, Mavik and Tarka products or our products under development would have a material adverse effect on us.

     Moreover, we have fewer sales persons than most of our competitors and there can be no assurance that our sales force will be able to detail successfully physicians who prescribe lipid-altering medications. There can be no assurance that we will be able to retain our current sales representatives, that any additional representatives hired by us will be immediately effective in promoting the sale of the Niaspan, Advicor, Mavik and Tarka products or that our sales representatives will be able to generate significantly increased sales of the Niaspan, Mavik and Tarka products, or following its approval by the FDA, the Advicor product. The failure of our sales representatives to generate increased sales of the Niaspan and Advicor products would have a material adverse effect on our operating results.

We are controlled by an existing shareholder.

     Michael Jaharis, the Chairman Emeritus of our Board of Directors and one of Kos' founders, owns, directly or indirectly, approximately 45.6% of the common stock outstanding as of June 30, 2001. Accordingly, this shareholder can control the outcome of certain shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our Articles of Incorporation, and the approval of mergers and other significant corporate transactions. This level of concentrated ownership by one person may have the effect of delaying or preventing a change in the management or voting control of Kos. In addition, a line of credit totaling $50,000,000 between Kos and Mr. Jaharis gives Mr. Jaharis the right to convert (at $4.91 per share) amounts owed to Mr. Jaharis by Kos under such line of credit into shares of our common stock and another line of credit gives Mr. Jaharis the right to exercise warrants to purchase six million shares of our common stock at $5.00 per share. If this conversion option or warrant exercise were to occur, Mr. Jaharis would own a significantly greater percentage of our outstanding common stock, thus resulting in substantial dilution to existing shareholders.

We face competition from other manufacturers that directly compete with our products.

     Many products are commercially available for the treatment of elevated LDL cholesterol, and the manufacturers of such products, individually and collectively, have significantly greater financial resources and sales and manufacturing capabilities than us, including combined field sales forces exceeding 12,000 persons, compared with our approximately 270 person field sales force. We estimate that our existing Niaspan prescriptions account for less than 2.0% of the total prescriptions currently being written in the United States for cholesterol-lowering pharmaceutical compounds. In addition, a new, highly powerful statin product is scheduled to be launched soon after Advicor by one of our competitors who also has substantially greater resources than us. Further, several other new combination statin drugs may be marketed during succeeding years. Finally, simultaneous with the final approval of the Advicor product, there will be at least five new versions of generic lovastatin, one of the components of Advicor, being launched into the cholesterol market. There can be no assurance that Niaspan, the Advicor product, or any other product developed by us will be able to compete successfully with any of those products or that we will be able to overcome such competition and achieve increasing sales of the Niaspan product or, following its approval, the Advicor product. Moreover, the active ingredient in Niaspan, niacin, is available in several other formulations, most of which do not require a prescription. Although we believe that there are no other currently available niacin formulations that have been approved by the FDA specifically for once-a-day dosing, there can be no assurance that physicians will not prescribe or recommend some of these unapproved niacin formulations, using the Niaspan product's dosing regimen, to try to achieve the same results as Niaspan. Substitution of other niacin formulations for the Niaspan product could have a material adverse effect on us. Moreover, manufacturers of other niacin formulations could promote their products using the Niaspan product's dosing regimen and could promote the sale of their products to treat the indications for which we have received clearance to market Niaspan. Although such promotion would be a violation of FDA regulations, the significant occurrence of such practices would have a material adverse effect on us. Moreover, many established pharmaceutical and biotechnology companies, universities, and other research institutions with resources significantly greater than ours may develop products that directly compete with our products. Even if our products under development prove to be more effective than those developed by other entities, such other entities may be more successful in marketing their products than us because of greater financial resources, stronger sales and marketing efforts, and other factors. These entities may succeed in developing products that are safer, more effective or less costly than the products developed by us. There can be no assurance that any products developed by us will be able to compete successfully with any of those products.

We cannot guarantee that the cost of our products will be reimbursed by third-party payors.

     Our ability to commercialize successfully our products under development is dependent in part on the extent to which appropriate levels of reimbursement for the Niaspan and Advicor products, or for the other products we sell are obtained from government authorities, private health insurers, and managed care organizations such as health maintenance organizations, or HMOs. Managed care organizations and other third-party payors are increasingly challenging the pricing of pharmaceutical products. The trend toward managed healthcare in the United States, the growth of organizations such as HMOs, and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of pharmaceutical products, resulting in lower prices and reduced demand for Niaspan, the Advicor product, or our products under development. Such cost containment measures and potential legislative reform could affect our ability to sell Niaspan, Advicor, or our products under development and may have a material adverse effect on us. Significant uncertainty exists about the reimbursement status of newly approved pharmaceutical products. Although we have obtained approvals for reimbursement for the cost of Niaspan from many third-party payors, there can be no assurance that we will be able to maintain such approvals. There can be no assurance that reimbursement in the United States or foreign countries will be available for Niaspan, Advicor, or any of our products under development, that any reimbursement granted will be maintained, or that limits on reimbursement available from third-party payors will not reduce the demand for, or negatively affect the price of, Niaspan, Advicor, or our products under development. The unavailability or inadequacy of third-party reimbursement for Niaspan, Advicor, or our products under development would have a material adverse effect on us.

The departure of key personnel could have a detrimental effect on us.

     Our success is dependent on our ability to attract and retain highly qualified scientific, management and sales personnel. We face intense competition for personnel from other companies, academic institutions, government entities, and other organizations. There can be no assurance that we will be successful in attracting and retaining key personnel. The loss of key personnel, or the inability to attract and retain the additional, highly-skilled employees required for the expansion of our activities, could adversely affect our operating results and our business.

Many of our products are still under development.

     Although we have obtained clearance from the FDA to market the Niaspan product and we have received an "approvable" letter from the FDA for our Advicor product, there can be no assurance that we will obtain final approval for Advicor or be able to successfully formulate any of our other products as planned, or that we will be successful in demonstrating the safety and efficacy of such products in human clinical trials. These trials may be costly and time-consuming. The administration of any product we develop may produce undesirable side effects that could result in the interruption, delay or suspension of clinical trials, or the failure to obtain FDA or other regulatory approval for any or all targeted indications. Even if regulatory approval is secured, our products under development may later produce adverse effects that limit or prevent their widespread use or that necessitate their withdrawal from the market. We may discontinue the development of any of our products under development at any time.

We cannot ensure the validity or protection of our intellectual property rights or patent rights.

     Our ability to commercialize any of our products under development will depend, in part, on our or our licensors' ability to obtain patents, enforce those patents, preserve trade secrets, and operate without infringing on the proprietary rights of third parties. In addition, the patents that we have been issued or for which we have applied relating to Niaspan, Advicor and certain other of our products under development are based on, among other things, the timed administration of Niaspan. If the indications treated by Niaspan, Advicor and such other products under development could be treated using drugs without such timed administration, such patents and patent applications may not prevent the use of other niacin-based drugs for the treatment of such indications, which would have a material adverse effect on us. There can be no assurance that the patent applications licensed to or owned by us will result in issued patents, that patent protection will be secured for any particular technology, that any patents that have been or may be issued to us or our licensors will be valid or enforceable or that any patents will provide meaningful protection to us.

     In general, the U.S. patents and patent applications owned by or licensed to us are method-of-use patents that cover the timed use of certain compounds to treat specified conditions. Composition-of-matter protection is not available for the active ingredient in Niaspan, or either of the active ingredients in Advicor. The active ingredient in Niaspan, niacin, is currently sold in the United States and other markets for lipid altering and for other uses. The additional active ingredient in Advicor, lovastatin, is also currently sold in the United States and other markets for lipid altering. Even in jurisdictions where the use of the active ingredients in Niaspan and Advicor for lipid altering and other indications may be covered by the claims of a method-of-use patent owned by or licensed to us, off-label sales might occur, especially if another company markets the active ingredient at a price that is less than the price of Niaspan or Advicor, thereby potentially reducing the sales of such products.

     The U.S. Patent and Trademark Office has issued U.S. Patents numbers 6,129,930 and 6,080,428 to us with claims covering Niaspan's method-of-use consistent with its recommended once-a-day dosing regimen. On February 7, 1997, we entered into a cross-licensing agreement, or the License Agreement, with a generic manufacturer pursuant to which we have agreed to resolve, as between ourselves, the effects of a potential interference by granting licenses under our respective patents.

     We have received patents and have filed patent applications covering technologies pertaining to non-CFC propellant-driven aerosol formulations. We are aware that certain European and U.S. patents have been issued with claims covering products that contain certain non-CFC propellant-driven aerosol formulations. The European patents are currently subject to an opposition proceeding in Europe, and certain claims in such patents have been held invalid in the United Kingdom. Certain or all of our aerosol products under development may use a formulation covered by such European or U.S. patents. In such event, we would be prevented from making, using or selling such products unless we obtain a license under such patents, which license may not be available on commercially reasonable terms, or at all, or unless such patents are determined to be invalid or unenforceable in Europe or the United States, respectively. Our development of products that are covered by such patents and our failure to obtain licenses under such patents in the event such patents are determined to be valid and enforceable could have an adverse effect on our business.

     The patent positions of pharmaceutical and biotechnology companies are highly uncertain and involve complex legal and factual questions. There can be no assurance that the patents owned and licensed by us, or any future patents, will prevent other companies from developing similar or therapeutically equivalent products or that others will not be issued patents that may prevent the sale of our products or require licensing and the payment of significant fees or royalties by us. Furthermore, there can be no assurance that any of our future products or methods will be patentable, that such products or methods will not infringe upon the patents of third parties, or that our patents or future patents will give us an exclusive position in the subject matter claimed by those patents. We may be unable to avoid infringement of third party patents and may have to obtain a license, defend an infringement action, or challenge the validity of the patents in court. There can be no assurance that a license will be available to us, if at all, on terms and conditions acceptable to us, or that we will prevail in any patent litigation. Patent litigation is costly and time consuming, and there can be no assurance that we will have or will devote sufficient resources to pursue such litigation. If we do not obtain a license under such patents, if we are found liable for infringement or if we are not able to have such patents declared invalid, we may be liable for significant money damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use, or sale of products or methods of treatment requiring such licenses.

     We also rely on trade secrets and other unpatented proprietary information in our product development activities. To the extent that we rely on trade secrets and unpatented know-how to maintain our competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. We seek to protect trade secrets and proprietary knowledge in part through confidentiality agreements with our employees, consultants, advisors and collaborators. Nevertheless, these agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information. If our employees, scientific consultants or collaborators develop inventions or processes independently that may be applicable to our products under development, disputes may arise about ownership of proprietary rights to those inventions and processes. Such inventions and processes will not necessarily become our property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of our proprietary rights. Failure to obtain or maintain patent and trade secret protection, for any reason, would have a material adverse effect on us.

     We engage in collaborations, sponsored research agreements, and other arrangements with academic researchers and institutions that have received and may receive funding from U.S. government agencies. As a result of these arrangements, the U.S. government or certain third parties may have rights in certain inventions developed during the course of the performance of such collaborations and agreements as required by law or such agreements. Several legislative bills affecting patent rights have been introduced in the United States Congress. These bills address various aspects of patent law, including publication, patent term, re-examination subject matter and enforceability. It is not certain whether any of these bills will be enacted into law or what form such new laws may take. Accordingly, the effect of such potential legislative changes on our intellectual property estate is uncertain.

Our business is subject to extensive government regulation.

     Our research and development activities, preclinical studies, clinical trials, and the manufacturing and marketing of our products are subject to extensive regulation by the FDA and may in the future be subject to foreign regulations. The drug development and approval process takes many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit, or prevent regulatory approval. Although we may consult the FDA for guidance in developing protocols for clinical trials, that consultation provides no assurance that the FDA will accept the clinical trials as adequate or well-controlled or accept the results of those trials. In addition, delays or rejections of applications for regulatory approval may result from changes in or additions to FDA regulations concerning the drug approval process. Similar delays may also be encountered in foreign countries. There can be no assurance that any regulatory review will be conducted in a timely manner or that regulatory approvals will be obtained for any products developed by us. Even if regulatory approval of a product is obtained, the approval will be limited as to the indicated uses for which it may be promoted or marketed. In addition, a marketed drug, its bulk chemical supplier, its manufacturer and its manufacturing facilities are subject to continual regulatory review and periodic inspections, and later discovery of previously unknown problems with a product, supplier, manufacturer or facility may result in restrictions on such products or manufacturers, which may require a withdrawal of the product from the market. Failure to comply with the applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals, product recalls, operating restrictions and criminal prosecution, any of which could have a material adverse effect on us.

     Our business is also subject to regulation under state, federal and local laws, rules, regulations and policies relating to the protection of the environment and health and safety, including those governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials. We believe that we are in compliance in all material respects with all such laws, rules, regulations and policies applicable to us. There can be no assurance that we will not be required to incur significant costs to comply with such environmental and health and safety laws and regulations in the future. Our research and development involves the controlled use of hazardous materials. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by applicable state, federal and local regulations, the risk of contamination or injury from these materials cannot be completely eliminated. In the event of such contamination or injury, we could be held liable for any damages that result and any such liability could exceed our resources and materially adversely affect our business, financial condition and results of operations.

We depend on the collaboration with others in the development of our products.

     We rely on various third parties for certain aspects of the development of our presently planned or future products. There can be no assurance that we will be able to enter into future collaborative arrangements on favorable terms, or at all. Even if we are successful in entering into such collaborative agreements, there can be no assurance that any such arrangement will be successful. The success of any such arrangement is dependent on, among other things, the skills, experience and efforts of the third party's employees responsible for the project, the third party's commitment to the arrangement, and the financial condition of the third party, all of which are beyond our control.

We have limited manufacturing experience.

     We currently manufacture the Niaspan product in one manufacturing plant in Edison, New Jersey that has been inspected and approved by the FDA for both Niaspan and Advicor. During the second quarter of 2001, we began manufacturing Niaspan in the Edison facility for commercial sale in the United States. Additionally, we began manufacturing Advicor in the Edison facility in preparation for commercialization by year-end. Although both products have been approved for manufacture in the Edison facility and are produced in substantial compliance with current Good Manufacturing Practices, or cGMP, regulations for the manufacture of pharmaceutical products, we have limited experience in manufacturing products for commercial sale in the Edison facility and inefficiencies may exist in the manufacturing process. We may need to further scale-up certain of our current manufacturing processes to achieve production levels consistent with the commercial sale of our products. Further, modifications to the facilities, systems and procedures may be necessary to maintain capacity at a level sufficient to meet market demand or to maintain compliance with cGMP regulations and other regulations prescribed by various regulatory agencies including the Occupational Safety and Health Administration and the Environmental Protection Agency. Our failure to successfully further scale-up, expand in connection with manufacture for commercial sale, or modify our manufacturing process or to comply with cGMP regulations and other regulations could delay the approval of our products under development or limit our ability to meet the demand for our products, either of which would have a material adverse effect on us. Such occurrences may require us to acquire alternative means of manufacturing our products, which may not be available to us on a timely basis, on commercially practicable terms, or at all.

We depend on materials for our products that are supplied by a single source.

     Some materials used in our products, including the active ingredients in Niaspan and Advicor, are currently sourced from single qualified suppliers. We do not have a contractual arrangement with our sole supplier of niacin, the active ingredient in Niaspan and one of the two active ingredients in Advicor. Although we have not experienced difficulty to date in acquiring niacin, or other materials for product development, no assurance can be given that supply interruptions will not occur in the future or that we will not have to obtain substitute materials, which would require additional product validations and regulatory submissions. Similarly, our source for lovastatin, the other active ingredient in Advicor, is relatively inexperienced as a supplier of such ingredient, although the supplier is experienced as a supplier of other pharmaceutical grade active ingredients. There can be no assurance that our supplier of lovastatin will be able to meet our requirements for such ingredient on a sustained basis, at an acceptable quality standard, or at a commercially viable price. Any interruption of raw material supply, for any reason, in any of the required ingredients for our products could have a material adverse effect on our ability to manufacture our products or to obtain or maintain regulatory approval of such products.

We may be subject to product liability claims from the use of our products.

     Manufacturing, marketing, selling, and testing Niaspan, Advicor, and our products under development entails a risk of product liability. On August 8, 2001, Bayer AG, removed its statin product, Baycol, from the market because of multiple deaths attributed to a rare form of a muscle disorder called rhabdomyolysis. As a result, the side affects of statin products have been subject to increased scrutiny. Although the statin component of Advicor has been approved by the FDA and marketed for nearly 15 years with over 24 million patient years of drug exposure, there can be no assurance that patients who take Advicor will not develop serious adverse side affects, such as rhabdomyolysis, or that patients will associate the adverse events experienced by some Baycol patients with all other statin products, including our Advicor product, which would have a material adverse effect on our business. We could be subject to product liability claims in the event our products or products under development fail to perform as intended. Even unsuccessful claims could result in the expenditure of funds in litigation and the diversion of management time and resources and could damage our reputation and impair the marketability of our products. While we maintain liability insurance, there can be no assurance that a successful claim could not be made against us, that the amount of indemnification payments or insurance would be adequate to cover the costs of defending against or paying such a claim, or that damages payable by us would not have a material adverse effect on our business, financial condition, and results of operations and on the price of the our common stock.

The registration rights held by certain shareholders may have an adverse effect on our common stock.

     We have granted certain registration rights to our controlling shareholder, his spouse and to Kos Investments, Inc. and Holdings, which entitle such persons and entities to cause us to effect an unlimited number of registrations under the Securities Act of 1933 of sales of shares of our common stock owned by such persons or entities. These registration rights generally would also permit the holders of such rights to include shares in any registration statement otherwise filed by us. By exercising these registration rights, these persons and entities could cause a large number of shares to be registered and become freely tradeable without restrictions under the Securities Act (except for those purchased in the offering by our affiliates) immediately upon the effectiveness of such registration. Such sales may have an adverse effect on the market price of the common stock and could impair our ability to raise additional capital.

The price of our common stock may be subject to volatile changes.

     The stock market, including the Nasdaq National Market, on which our shares are listed, has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of our common stock, like the stock prices of many publicly traded pharmaceutical and biotechnology companies, has been and may continue to be highly volatile. The sale by our controlling shareholder or members of our management of shares of common stock, announcements of technological innovations or new commercial products by us or our competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential medical results relating to the Niaspan and Advicor products or to products under development by us or our competitors, regulatory developments in either the United States or foreign countries, public concern as to the safety of pharmaceutical and biotechnology products and economic and other external factors, as well as the trend of prescriptions for the Niaspan product and the Advicor product after its launch and the period-to-period fluctuations in sales or other financial results, among other factors, may have a significant impact on the market price of the common stock.

Florida law and our Articles of Incorporation and Bylaws may make a takeover of our company more difficult.

     Certain provisions of our Articles of Incorporation and Bylaws, as well as the Florida Business Corporation Act, could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, control of us without approval of our Board of Directors. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares of the common stock. Certain of such provisions allow the Board of Directors to authorize the issuance of preferred stock with rights superior to those of the common stock. Moreover, certain provisions of the our Articles of Incorporation and Bylaws generally permit removal of directors only for cause by a 60% vote of the shareholders, require a 60% vote of the shareholders to amend our Articles of Incorporation and Bylaws, require a demand of at least 50% of our shareholders to call a special meeting of shareholders, and prohibit shareholder actions by written consent.

Pending or threatened litigation may have a material adverse effect on our business.

     On August 5, 1998, a purported class action lawsuit was filed in the United States District Court for the Northern District of Illinois, Eastern Division, against us, the members of our Board of Directors, certain officers of Kos, and the underwriters of our October 1997 offering of shares of common stock. In its complaint, the plaintiff asserts, on behalf of itself and a putative class of purchasers of our common stock during the period from July 29, 1997, through November 13, 1997, claims under: (i) sections 11, 12(a)(2) and 15 of the Securities Act of 1933; (ii) sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder; and (iii) for common law fraud, negligent misrepresentation and breach of fiduciary duty. The claims in the lawsuit relate principally to certain statements made by us, or certain of our representatives, concerning the efficacy, safety, sales volume and commercial viability of our Niaspan product. The complaint sought unspecified damages and costs, including attorneys' fees and costs and expenses. Upon our motion, the case was transferred to the United States District Court for the Southern District of Florida. We filed a motion to dismiss the complaint along with the individual Kos defendants on January 7, 1999. On May 24, 1999, the United States District Court for the Southern District of Florida dismissed the lawsuit with prejudice. The plaintiffs filed an appeal on June 7, 1999, with the United States Circuit Court of Appeals for the 11th Circuit. The outcome of the litigation cannot yet be determined. Accordingly, no provision for any liability that may result from these matters has been recognized in our financial statements. There can be no assurance, however, that the outcome of this litigation will not have a material adverse effect on our business, results of operations, and financial condition.

                      RATIO OF EARNINGS TO FIXED CHARGES

     The following are the consolidated ratios of earnings to fixed charges for the six-month periods ended June 30, 2001 and 2000, and each of our fiscal years in the five-year period ended December 31, 2000:

                                                                                                               Six
                                                                                                              Months
                                                                                                               Ended
                                                        Year Ended December 31,                               June 30,
                                      --------------------------------------------------------------   -----------------------
                                         1996         1997         1998         1999         2000         2000         2001
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
Ratio of earnings (loss)
  to fixed charges (1)                        --           --           --           --           --           --           --

(1) For purposes of computing this consolidated ratio, earnings consist of income (loss) from continuing operations before taxes plus fixed charges. Fixed charges consist of interest charges and that portion of net rental expense considered to represent an interest component.

                           DESCRIPTION OF SECURITIES

General

     Our authorized capital stock consists of 50,000,000 shares of common stock having a par value of $.01 per share and 10,000,000 shares of preferred stock having a par value of $.01 per share. As of August 10, 2001, 20,397,746 shares of common stock and no shares of preferred stock were outstanding. An additional 4,685,433 shares of common stock may be issued upon the exercise of outstanding stock options, and an additional 16,183,299 shares of common stock may be issued upon the conversion or exercise of a convertible promissory note and warrants issued in connection with our credit facilities with our controlling shareholder.

Description of Our Common Stock

     Each holder of our common stock is entitled to one vote for each share held. Shareholders do not have the right to cumulate their votes in elections of directors. Accordingly, holders of a majority of the issued and outstanding common stock will have the right to elect all of the Company's directors and otherwise control the affairs of the Company. The common stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of common stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of our stock.

     Holders of common stock are entitled to dividends on a pro rata basis upon declaration of dividends by the Board of Directors. Dividends are payable only out of funds legally available for the payment of dividends. The Board of Directors is not required to declare dividends, and it currently expects to retain earnings to finance the development of our business.

     Upon a liquidation of the Company, holders of the common stock will be entitled to a pro rata distribution of our assets, after payment of all amounts owed to our creditors, and subject to any preferential amount payable to holders of our preferred stock, if any. Holders of common stock have no preemptive, subscription, conversion, redemption or sinking fund rights.

Listing

     Our common stock is listed on the Nasdaq National Market under the symbol "KOSP."

Transfer Agent and Registrar

     American Stock Transfer & Trust Company has been appointed the transfer agent and registrar for our common stock. Its address is 40 Wall Street, New York, New York 10005.

Description of Our Preferred Stock

     Under our Articles of Incorporation, our Board of Directors may direct the issuance of up to 10,000,000 shares of preferred stock in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, that may be fixed or designated by our Board of Directors from time to time without any further vote or action by our shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control. Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular series of preferred stock will be described in the prospectus supplement relating to that series. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the related prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the designations relating to that series and filed with the Secretary of the Department of State of the State of Florida. The related prospectus supplement will contain a description of certain United States Federal income tax consequences relating to the purchase and ownership of the series of preferred stock described in such prospectus supplement.

     The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the Articles of Amendment setting forth the designations relating to such series. A prospectus supplement relating to each series will specify the terms of the preferred stock as follows:

     (a) The maximum number of shares to constitute the series and the distinctive designation thereof;

     (b) The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, the conditions for payment of dividends, and whether dividends will be cumulative;

     (c) The price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

     (d) The liquidation preference, if any, and any accumulated dividends thereon, that the holders of shares of the series shall be entitled to receive upon our liquidation, dissolution or winding up of our affairs;

     (e) Whether or not the shares of the series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series, and the terms and provisions relating to the operation of such fund;

     (f) The terms and conditions, if any, on which the shares of the series shall be convertible into or exchangeable for shares of our common stock, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

     (g) The voting rights, if any, on the shares of the series; and

     (h) Any or all other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

Description of the Warrants to Purchase Our Common Stock or Our Preferred Stock

     The following statements with respect to the common stock warrants and preferred stock warrants, collectively, the stock warrants, are summaries of, and subject to, the detailed provisions of a warrant agreement to be entered into by us and a warrant agent to be selected at the time of issue, which stock warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the standard stock warrant provisions filed as an exhibit to the registration statement or other provisions set forth in the stock warrant agreement which will be filed as an exhibit to or incorporated by reference in the registration statement.

General

     The stock warrants may be issued under the stock warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other securities. If stock warrants are offered, the related prospectus supplement will describe the terms of the stock warrants, including without limitation the following: (i) the offering price, if any; (ii) the designation and terms of the common stock or preferred stock purchasable upon exercise of the stock warrants; (iii) the number of shares of common stock or preferred stock purchasable upon exercise of one stock warrant and the initial price at which such shares may be purchased upon exercise; (iv) the date on which the right to exercise the stock warrants shall commence, the date on which such right shall expire and whether we have the ability to extend the exercise period; (v) federal income tax consequences;
(vi) call provisions, if any; (vii) the currency, currencies or currency units in which the offering price, if any, and exercise price are payable; (viii) the antidilution provisions of the stock warrants; and (ix) any other terms of the stock warrants. The shares of common stock or preferred stock issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable. If we maintain the ability to reduce the exercise price of any stock warrant and such right is triggered, we will comply with the federal securities laws, including Rule 13e-4 under the Securities Exchange Act of 1934, to the extent applicable.

Exercise of Stock Warrants

     Stock warrants may be exercised in the manner set forth in the applicable prospectus supplement. Duly exercised stock warrants will be delivered to the transfer agent for the common stock or the preferred stock, as the case may be. Upon receipt thereof, the transfer agent shall deliver or cause to be delivered, to or upon the written order of the exercising warrantholder, the number of shares of common stock or preferred stock purchased. If fewer than all of the stock warrants held by a warrantholder are exercised, a new stock warrant representing the unexercised stock warrants shall be delivered to the exercising warrantholder.

Antidilution Provisions

     The exercise price payable and the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of each stock warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common stock or preferred stock, respectively, or a combination, subdivision or reclassification of common stock or preferred stock, respectively. In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property in its entirety or substantially in its entirety, the holder of each outstanding stock warrant shall have the right upon the exercise thereof to the kind and number of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of common stock or preferred stock into which such stock warrants were exercisable immediately prior thereto.

No rights as Stockholders

     Holders of stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our shareholders.

Certain Anti-Takeover Provisions

Provisions Contained in Our Articles of Incorporation and Bylaws

     Our Articles of Incorporation, or Articles, permit removal of directors only for cause by our shareholders at a meeting by the affirmative vote of at least 60% of the outstanding shares entitled to vote for the election of directors. Our Articles provide that any vacancy on the Board of Directors may be filled only by the remaining directors then in office.

     Our Articles also contain provisions which require: (i) the affirmative vote of 60% of our voting stock to amend our Articles or Bylaws; and (ii) the demand of not less than 50% of all votes entitled to be cast on any issue to be considered at a proposed special meeting to call a special meeting of shareholders. In addition, our Articles require that all shareholder action, including the election of directors, be taken by means of a vote at a duly convened shareholders meeting and not by use of written consents.

     Our Bylaws establish an advance notice procedure for the nomination of candidates for election as directors by shareholders as well as for shareholder proposals to be considered at shareholders' meetings.

     Our Articles currently authorize the issuance of 50,000,000 shares of common stock and 10,000,000 shares of preferred stock. We could issue this authorized and available common stock and preferred stock (within the limits imposed by applicable law and the rules of the Nasdaq National Market), generally without further shareholder approval, and use such stock to discourage a change in control of the Company. For example, we could privately place shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid.

     The above-described provisions may have certain anti-takeover effects.
Such provisions, in addition to the provisions described below, may make it more difficult for persons, without the approval of our Board of Directors, to make a tender offer or acquire substantial amounts of the common stock or launch other takeover attempts that a shareholder might consider in such shareholder's best interests, including attempts that might result in the payment of a premium over the market price for the common stock held by such shareholder.

Certain Provisions of Florida Law

     We are subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law, unless the corporation has elected to opt out of those provisions in its articles of incorporation or bylaws. We have not elected to opt out of certain of those provisions. The Florida Business Corporation Act, or the FBCA, prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition or unless the acquisition is approved by the corporation's board of directors. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power (ii) one-third or more but less than a majority of such voting power; and (iii) more than a majority of such voting power.

     The FBCA also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder,
(ii) the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years or (iii) the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation's outstanding voting shares. Our Articles provide that the FBCA's affiliated transaction voting requirements will not apply to us.

                                USE OF PROCEEDS

     The net proceeds are expected to be used to fund an expanded launch for the Company's Advicor product, including expansion of our sales force, and for research and development and general corporate purposes. Before utilizing such funds, we will invest the net proceeds in interest-bearing securities.

                             PLAN OF DISTRIBUTION

     We may, from time to time, sell securities (i) through underwriters or dealers, (ii) directly to one or more purchasers, (iii) through agents or (iv) through a combination of any such methods of sale. A prospectus supplement will set forth the terms of the offering of the securities offered thereby, including the name or names of any underwriters, the purchase price of the securities, and the proceeds to us from the sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange or market on which the securities may be listed. Only underwriters so named in such prospectus supplement are deemed to be underwriters in connection with the securities offered thereby.

     If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     In connection with underwritten offerings of securities, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, pursuant to which such persons may bid for or purchase securities for the purposes of stabilizing their market price. The underwriters also may create a short position for their respective accounts by selling more securities in connection with this offering than they are committed to purchase from us, and in such case may purchase securities in the open market following completion of the offering to cover all or a portion of such short position. The underwriters may also cover all or a portion of such short position, up to a specified aggregate principal amount or number of securities, by exercising any underwriters' over-allotment option that may be applicable with respect to the particular underwritten offering. In addition, the managing underwriter for the particular offering, on behalf of the underwriters, may impose penalty bids under contractual arrangements between the underwriters whereby it may reclaim from an underwriter (or dealer participating in this offering) for the account of the underwriters, the selling concession with respect to securities that are distributed in the relevant offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if any are undertaken, they may be discontinued at any time.

     Securities may also be sold directly by us or through agents designated by us from time to time. Any agent involved in the offering and sale of securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement. Unless otherwise indicated in the related prospectus supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.

     Securities offered other than common stock may be a new issue of securities with no established trading market. Any underwriters to whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any such securities.

     Agents and underwriters may be entitled under agreements entered into with us to indemnification against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

     Sales of the securities may be effected by or for the account of one or more of the third parties from time to time in transactions (which may include block transactions) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The third parties may effect such transactions by selling the securities directly to purchasers, acting as principals for their own accounts, or by selling their securities to or through broker-dealers acting as agents for the third parties, or to broker-dealers who may purchase securities as principals and thereafter sell such securities from time to time in transactions on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by third parties may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the third parties and/or the purchasers of the securities for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     In connection with distributions of shares of common stock or otherwise, we may enter into hedging transactions with counterparties in connection with which such counterparties may sell shares of common stock registered hereunder in the course of hedging the positions they assume with us. Such counterparties may offer common stock through underwriters or dealers, directly to one or more purchasers, or through agents, and may effect sales in one or more transactions on the Nasdaq National Market or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. We will not receive any of the proceeds from the sale of common stock by counterparties. A counterparty may be deemed to be an "underwriter" within the meaning of the Securities Act, and any commission received by it and any profit on the resale of the common stock purchased by it may be deemed to be underwriting commissions or discounts under the Securities Act. We may agree to bear all expenses of registration of any common stock offered by counterparties and may indemnify such counterparties against certain civil liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed on for us by Holland & Knight LLP, 701 Brickell Avenue, Suite 3000, Miami, Florida 33131.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule of Kos Pharmaceuticals, Inc. and Subsidiary incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, which is incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the
SEC will update and supersede this information.   We incorporate by reference
the documents listed below and any future filings made with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

     (1)  Annual Report on Form 10-K for the year ended December 31, 2000.
     (2)  Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.
     (3)  Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.
     (4) The description of our common stock included under the heading "Description of Securities" in the Kos Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 17, 1996 (File No. 333-17991), as amended.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

          Kos Pharmaceuticals, Inc.
          1001 Brickell Bay Drive, 25/th/ Floor
          Miami, Florida 33131
          (305) 577-3464
          Attention: Secretary

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     Expenses to be paid by the Company in connection with the issuance of the securities being registered hereby are estimated as follows:

     SEC registration fee...............................   $50,000
     Accounting fees and expenses.......................   $10,000
     Legal fees and expenses............................   $15,000
     Miscellaneous......................................   $ -
                                                           -------
          Total.........................................   $75,000
                                                           =======

Item 15.  Indemnification of Directors and Officers.

     The Company has authority to indemnify its directors and officers to the extent provided in the FBCA. Section 607.0850 of the FBCA permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

     The Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent provided by law.

Item 16.  Exhibits.

     The following exhibits are filed herewith:

          Exhibit
          Number                 Exhibit Description
          ------                 -------------------

          1.1*           Form of Underwriting Agreement

          4.1(1)         Amended and Restated Articles of Incorporation of the
                         Company

          4.2(1)         Amended and Restated Bylaws of the Company

          5*             Form of Opinion of Holland & Knight LLP

          12.1           Computation of Ratio of Earnings to Fixed Charges

          23.1* Consent of Holland & Knight LLP (included in opinion filed as Exhibit 5)

          23.2           Consent of Arthur Andersen LLP.

          24             Powers of Attorney (included on signature page hereto).

_______________
          * To be filed by amendment or as an exhibit to a document to be incorporated by reference herein.

          (1) Filed with the Company's Registration Statement on Form S-1 (File No. 333-17991), as amended, filed with the Securities and Exchange Commission on December 17, 1996, and incorporated herein by reference.

Item 17.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 31/st/ day of August, 2001.

                                    KOS PHARMACEUTICALS, INC.

                                    By:/s/ Daniel M. Bell
                                       ------------------------------
                                       Daniel M. Bell
                                       Chief Executive Officer


                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel M. Bell and Juan F. Rodriguez and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, any lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

             Signature                                  Title                                   Date
             ---------                                  -----                                   ----
/s/ Michael Jaharis                                     Chairman Emeritus of the Board          August  31, 2001
------------------------------
Michael Jaharis                                         of Directors

/s/ Daniel M. Bell                                      Chairman, Chief Executive Officer       August  31, 2001
------------------------------
Daniel M. Bell                                          and Director
                                                        (Principal Executive Officer)

/s/ Adrian Adams                                        President and Chief Operating           August  31, 2001
------------------------------
Adrian Adams                                            Officer

/s/ Robert E. Baldini                                   Vice Chairman of the Board and          August  31, 2001
------------------------------
Robert E. Baldini                                       Chief Sales and Marketing Officer

/s/ Juan F. Rodriguez                                   Vice President, Controller              August  31, 2001
------------------------------
Juan F. Rodriguez                                       (Principal Accounting and
                                                        Financial Officer)

/s/ John Brademas                                       Director                                August  31, 2001
------------------------------
John Brademas

/s/ Steve Jaharis                                       Director                                August  31, 2001
------------------------------
Steven Jaharis

/s/ Louis C. Lasagna                                    Director                                August  31, 2001
------------------------------
Louis C. Lasagna

/s/ Mark Novitch                                        Director                                August  31, 2001
------------------------------
Mark Novitch

/s/ Frederick B. Whittemore                             Director                                August  31, 2001
------------------------------
Frederick B. Whittemore

                                 Exhibit Index

          Exhibit
          Number       Description
          ------       ------------

          12.1         Computation of Ratio of Earnings to Fixed Charges

          23.2         Consent of Arthur Andersen LLP.